                                                                    Exhibit 12.3

                       ORANGE AND ROCKLAND UTILITIES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

                                                                          MARCH
                                                                          2001
                                                                         -------
EARNINGS
      Net Income                                                         $41,534
      Federal Income & State Tax                                          27,632

      Total Earnings Before Federal and State Income Tax                  69,166

FIXED CHARGES*                                                            26,750
                                                                         -------
              Total Earnings Before Federal and State
                 Income Tax and Fixed Charges                            $95,916
                                                                         =======


      * Fixed Charges

      Interest on Long-Term Debt                                         $21,863
      Interest Component on lease Payment                                  1,286
      Other Interest                                                       3,601
                                                                         -------

              Total Fixed Charges                                        $26,750
                                                                         =======


      Ratio of Earnings to Fixed Charges                                    3.59